September 23, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS AUGUST 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for August 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record assets under administration of $1.97 trillion grew 16% year-over-year and 2% sequentially, driven by higher equity markets and net asset inflows resulting from strong advisor retention and recruiting,” said CEO Paul Shoukry. “Clients’ domestic cash sweep and Enhanced Savings Program balances of $57.4 billion grew 6% year-over-year and 1% over the preceding month. Bank loans were up slightly over the prior month as growth of securities-based loans and residential mortgages offset declines in corporate loans. Investment banking pipelines and client activity remain strong, though the timing of closings remains uncertain.”

Operating Data

	As of			% change from
$ in billions	August 31, 2026	August 31, 2025	July 31, 2026	August 31, 2025	July 31, 2026
Client assets under administration	$1,966.4	$1,688.5	$1,927.7	16%	2%
Private Client Group assets under administration	$1,899.7	$1,626.1	$1,859.9	17%	2%
Private Client Group assets in fee-based accounts	$1,181.2	$978.9	$1,155.1	21%	2%
Financial assets under management	$350.5	$270.0	$344.6	30%	2%

Bank loans, net	$56.4	$50.2	$56.3	12%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$57.4	$54.2	$56.7	6%	1%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.97 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

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